Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form F-1/A of our report dated August 9, 2007, relating to the financial statements of Coastal Pacific Mining Corp. which appears in such Prospectus.  We also consent to the reference to us under the heading Identity of Directors, Senior Management and Advisers.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

November 27, 2007

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants